SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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                         Securities Exchange Act of 1934


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


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    (4)  Date Filed:  March 6, 2003

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements made by members of senior management of Financial Industries Corporation (the "Company") in a question and answer session with analysts and investors in the Company that was broadcast live via the internet and remains archived on the Company's website.

Important Additional Information Will Be Filed with the SEC

The Company plans to file with the Securities and Exchange Commission (the "SEC") and mail to its shareholders a Proxy Statement in connection with the Company's 2003 annual meeting of shareholders. The Proxy Statement will contain important information about the Company and the matters to be voted on at the annual meeting. Shareholders are urged to read the Proxy Statement carefully when it becomes available. Shareholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of the Proxy Statement from the Company by contacting Bob Bender, the Company's director of investor relations, at 512-404-5080.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the annual meeting and the matters to be voted on at such meeting. Information regarding the Company's directors and executive officers may be obtained by reading the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and its definitive proxy statement filed April 29, 2002 in connection with the Company's annual meeting of shareholders held on June 4, 2002. Additional information regarding the participants in the solicitation may be obtained by reading the Proxy Statement in connection with the Company's 2003 annual meeting of shareholders when it becomes available.

Cautionary Statement Regarding Forward-Looking Information

The following transcript contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this transcript include statements addressing future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2001, and its other filings with the SEC. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

The following is a transcript of the webcast first broadcast by the Company on March 6, 2003:

                        FINANCIAL INDUSTRIES CORPORATION
                          CONFERENCE CALL AND WEB CAST

                                 3:30 p.m., CST
                                 March 6, 2003


THE OPERATOR: Welcome to Financial Industries Corporation conference call and web cast. At this time, all participants are in listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time.

Certain comments made by management during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations about future performance, financial condition, and operating results and are subject to risks, uncertainty and changes in circumstances that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

Any statements made by management during this call that are not clearly historical in nature, are forward looking. Economic, business, competitive and/or regulatory factors affecting our business are examples of factors, among others, that could cause actual results to differ materially from those described in the forward looking statement.

More detailed information about these and other factors are set forth in FIC's annual report on Form 10-K for the fiscal year ended December 31, 2001, and its public filings with the SEC. Copies are available from the SEC, our own web site, or from our Investor Relations Department.

The transcript used by participants in this conference call and web cast may be considered proxy solicitation material. Information about the participants and such solicitations may be found in a filing on Schedule 14A to be made with the SEC on March 6, 2003, or by contacting the Company at 512-404-5000.

Shareholders are urged to read the company's proxy statement carefully when it becomes available because it will contain important information. The proxy statement and other relevant documents will be available for free at the SEC's web site at www.sec.gov, or by contacting the company.

Later in this call, we will be referring to charts that are available on our web site. Please be prepared to view them at investor.ficgroup.com.

As a reminder, this call is being recorded.

At this time, I'd like to turn the call over to Dr. Eugene Payne, President, CEO, and Chairman of the Board.

Please go ahead, sir.

DR. PAYNE: Good afternoon. My name is Gene Payne, I'm President, Chairman of the Board, CEO of FIC, Financial Industries Corporation, and I would like to welcome the industry analysts who have joined us to discuss the business outlook for FIC, and also to welcome those of you who are listening in on our web cast.

Here with me in our beautiful Austin headquarters in Austin, Texas, is George Wise, Chief Financial Officer; Jeff Demgen, Chief Marketing Officer; Tom Richmond our Chief Operations Officer; Ted Fleron, General Counsel; and Bob Bender, Corporate Relations Officer.

We would like to begin this session this afternoon with an overview of our current business situation and our strategic growth plan which the new management team has begun to implement. Next we'd like to have some questions. I have prepared some of these in advance, and these prepared questions reflect the comments that I have received and others of the team have received in the recent weeks and months. And then when we finish with the prepared questions, we expect to have plenty of time for our analyst community to ask questions.

Our goal this afternoon is to have a informative and interesting session and to wrap it up in about an hour.

I've just introduced you to the core leadership team, but the management team here at FIC is actually much larger. We have a wealth of talent. In fact, I think it's important to note that, of the top 26 managers of the company, 20 of these were with FIC when FIC was recognized by two national financial magazines as being one of the top growth companies in the United States. So there's some new faces here, George Wise and mine, but they're joined by an incredibly talented group of folks, including Jeff Demgen, Tom Richmond, Ted Fleron and others.

Now, as an aside, I'd like to mention that the management team that we talk about actually consists of people, of course, but it certainly consists of more than that, at least four parts for our management team: People, an organizational structure, a manager philosophy, and leadership.

Since this management team came together last November, many changes have been made in these four parts that make up the management team. We've restructured the organization, we've implemented a new management philosophy which emphasizes participative management, which has unleashed the management talent of FIC. This management team is energized and excited. Over the last four months that, we, the new management team has been in place, we have come to recognize that, if to be successful, we must develop and we must implement a plan to improve growth and performance. Our immediate goals have been to address several immediate issues: sales expense, our decline in investment income, and our operating expense in certain areas. But there's really much more than just righting the ship. It is also clear that we have to raise the performance overall through new acquisitions and improved sales.

I'd like to speak a little bit about some of the history of FIC. For many years FIC followed a successful business strategy of acquisition of life companies supported by life sales. The focus of this plan has been to create a critical mass through acquisitions. From the mid 1980's to the mid 1990's, we made seven acquisitions. Four of these were relatively large. We achieved success, however, not by acquisitions; we achieve success by successful acquisitions. Anyone can close a deal, and lots of people have closed those deals and there's lots of closed deals that are not successful. FIC was always been successful because FIC always was successful at the next step, and that is the efficient and the effective integration of those acquired operations into the company.

Now,  what made this happen was a team of key  players.   Now,  the good news is
that most of that talent is still here and, in fact, several key staff additions have been made.

A big question that's faced this new management team, a tough question, is why is the operating cost, which we inherited, higher than the industry standards? We've determined there's a number of answers to that, but one of the biggest reasons is that we've done no acquisitions for five years, sales are low, and we've had a normal attrition of life policies.

Well, we've taken a hard look and we've asked ourselves: Is the glass half full or is it half empty? One option to correcting the cost ratio problems is cuts, cuts in staff, and FIC has a impressive ability to make cuts. You have to look hard before you find an organization that's better. However, is there a better solution? If one were to look at the glass as half full, as we have, one would take advantage of the marvelous opportunities that have existed for some time to restart the growth of the company, and that, my friends, is what we expect to do.

Well,  what is our plan for  pursuing  growth?   What is our vision?  It has six
parts, and we're going to -- all of this is put together with a plan to focus on our real strengths to take advantage of real opportunities.

For those of you who are following on our web site, you're probably going to want to click on the button that is labeled Chart 1, and on Chart 1 you'll see six items. The first of these is Acquisitions. That's the first part of our plan. The second part is New Marketing Alliances. The third part is Traditional FIC Marketing Sales. The fourth is Investment. And we have Expense Reductions, and finally Corporate Governance. I'd like to briefly make a few comments about each of these parts.

        1.      Acquisitions
        2.      New market alliances
        3.      Traditional FIC marketing and sales
        4.      Investments
        5.      Expense reductions
        6.      Corporate Governance

Number 1, Acquisitions. If you were looking in the housing market and if it were a poor housing market, that is, sales prices were low, would you sell your house if you were not forced to? Probably not. Would you buy one if you wanted to buy a house at that time? You probably would. Well, the life insurance industry, right now the condition is that it's now a poor time to sell but it's a great time to buy a life insurance company. It's like the late '80s or the early '90s, it's a buyer's market. In fact, if you look at the data, you will probably see that we're at probably a ten year low in life deals that were closed. I believe I looked at some data the other day and there something like only ten were closed in 2002. They're simply more sellers than buyers. That being the condition, if you are able to, you want to be a buyer rather than a seller.

Well, is FIC positioned to be a buyer? We are. We believe firmly that we are. We have knowledgeable managers. We have trained staff. We have the capacity. We have physical facilities. We have funding. We have leadership. And FIC intends to aggressively pursue an acquisition philosophy. Our preliminary investigations for an acquisition are under way.

We address the second item up there, New Market Alliances. We believe that we are ideally situated to develop several new marketing alliances with external marketing organizations and that these alliances have great potential for sales growth.

The third item, Traditional FIC Marketing and Sales; we have significantly changed the marketing structure and we expect this change to provide improved costs and growth of sales.

The fourth item, Investments.  Historically,  FIC has had a large portion of its
investment   portfolio  in  cash  and  short   duration   CMOs.   Well,   we're
diversifying.   We will  continue to invest at  acceptable  low risk  rates.  We expect to improve results for our investments in 2003.

Expense Reductions. A number of items I want to mention in here, the first one being that we have a good computerized administrative system, but it's not fully utilized. You could almost draw an analogy to a case where you had a Boeing 767 that was used to ferry people up and down the runway from one end of the runway to the other serving a taxi service rather than carrying people from coast to coast. You'd say the Boeing 767 was not being fully utilized. Well, we believe in our administrative system, we have significant opportunities for cost savings and improved services.

And these things are not new technology, they're proven and tested. In fact, one might respond to that with a question about aren't you already doing this or why aren't you already doing this? Well, let me mention that in November we set up a task force with a handful of our talented management people and they were asked to identify technology which could improve our costs and our service, and they came up with a list of, I believe it was 32 initiatives, and they had a detailed list, and I asked them to identify or cut that down and only come up with those that we had the highest expectations of putting into place quickly and having quick responses on improving our costs and, secondarily, service. They identified three, and we'll talk about those later, these three technology initiatives which have already started to be put in place. We will work on the others in this list of 32 at a later time.

Also,  in  expense  reductions,   the  area  of  marketing.    Reorganizing  and
restructuring our marketing and sales area, where we're trading variable for fixed cost, is already yielding savings.

Another area of expense reductions is acquisitions.   Acquisitions  provides not
just the opportunity for new income, we believe it helps us to spread the costs over a larger policy base.

Another area is reengineering of our organizational structure where we expect to benefit from significant savings.


And a  final  area  in  expense  reduction  is  executive  compensation.   We've
restructured this area and we expect to receive savings of $4.5 million annually before taxes and $3.2 million after taxes.

Corporate governance, that's our fourth area of our plan. Sarbanes-Oxley has caused governing boards of all public companies to examine their governance. Well, the FIC board is not going to be just a follower, it's going to be a leader in implementing changes to enhance corporate governance.

That's an  overview  of our  vision.   That's an  overview of our plan.  And I'm
happy to report to you that our FIC management team has been unleashed on many of these initiatives. We believe we're well on our way to getting results.

Over the course of this call, you're going to hear details from our team about well, you'll hear details about our aggressive growth plan. You're going to hear details about current and projected financial status. You're going to hear some details on progress that we're making on streamlining our operations and on new technology to help the sales team, and you're going to hear about progress or bringing new products and new directions for effective corporate governance.

As you can tell from the initial comments that I've made, this new management team has many ambitions for FIC, and these are solidly based upon the strengths of our people and the strength of our business plan.

I'd like to make an important note here about our plan. We are executing a plan that has the overwhelming support of our board. This past Sunday, a board resolution from the Special Committee, based upon a Solomon Smith Barney study, essentially was a vote of confidence in the management. Through exhaustive study, the committee, with the help of SSB, explored all business projections and assumptions, they were all reviewed, including those that we're discussing here today. The special committee determined that the plan discussed today, this plan is more advantageous to increasing shareholder value than any other strategic alternative, including selling the company in a scenario consistent with a recently unsolicited indication of interest from Pillar.


Finally, I'd like to wrap up this introduction by saying that we have made a commitment to improving how we communicate to the shareholders, both our efforts and our progress. Today's web cast is a place to start. Another is meeting personally with many of our large institutional investors.

I said finally, but allow me to do "finally" one more time. I want to add that we will measure our success by how well we increase the value of each shareholder's investment in FIC.

We're now going to discuss in greater detail where we are and where we're going. George Wise, Chief Financial Officer, would you tell us something about what we can expect for 2003?

MR. WISE: Thank you, Gene.

In order to put 2003 in perspective, it may be helpful to take a look back at the recent past. In the four years from 1998 to 2001, FIC's return on equity was in the 7 to 10 percent range each year. This contrasts to the previous four years where FIC's ROE was between 17 and 20 percent each year.

A number of factors have contributed to the deterioration of earnings at FIC in recent years. These include the fact that the company has not completed an acquisition since 1997 or a significant acquisition since 1991. Also, the erosion of the policy base due to low new business production, a generally lower interest rate environment, and an increase in executive compensation.

2002 was a particularly difficult year financially for FIC. A variety of factors combined to greatly reduce earnings. Three primary reasons contributed to this deflation of earnings.

The first is an updated method of capitalizing and amortizing deferred policy acquisition costs, or DAC. Effective with business issued after January 1, 2002, the company has capitalized DAC based on an updated analysis of its cost structure and assumptions as to product performance. Through the first nine months of 2002, expenses related to acquisition of new business were $11.5 million, of which $7.8 million was capitalized. Under the methodology in place prior to 2002, the full $11.5 million would have been capitalized.

The second primary reason was that yield curves fell to their lowest level in decades. The company's longstanding policy of staying short with its assets generated much lower rates of return. On the positive side, the conservative investment policy shielded FIC for much of the credit risks other insurance companies experienced in their portfolios.

The third item was the actual expense levels. A number of extraordinary expenses occurred in 2002; these included a one million dollar transfer of funds to the Mitte Foundation and extensive audit and legal fees related to the removal of Mr. Mitte as CEO.

What we can expect in 2003? While it has not been our policy to forecast earnings in the past, we would like to go over some items that we expect should impact earnings in 2003. You can view these items by clicking on the button labeled Chart 2 at investor.ficgroup.com. These are management's current estimates and many factors could cause them to be significantly different. I would like to point out all of the values in the table are after tax values. We assumed a tax rate of 35 percent in our calculations.

        Projected Impact to After-Tax Earnings in 2003-2006 Versus 2002

                                            2003          2004          2005           2006

 1  Executive Reorganization             $3,210,000    $3,210,000    $3,210,000     $3,210,000
----------------------------------------------------------------------------------------------
 2  Acquisition Expense Improvement       1,670,393     3,340,787     3,340,787      3,340,787
----------------------------------------------------------------------------------------------
 3  Non Real Estate Investment Income     3,327,188     3,802,500     3,802,500      3,802,500
----------------------------------------------------------------------------------------------
 4  Restructure                                           526,865       526,865        526,865
----------------------------------------------------------------------------------------------
 5  Technology Improvements                (243,305)      229,205       290,378        403,265
----------------------------------------------------------------------------------------------
 6  Reinsurance Savings                     110,404       220,808       220,808        220,808
----------------------------------------------------------------------------------------------
 7  Real Estate                             900,948       814,680       732,755        858,857
----------------------------------------------------------------------------------------------
 8  Actuarial Risk                          174,769       209,723       251,667        302,000
----------------------------------------------------------------------------------------------
 9  New Jersey Building                                                                455,000
----------------------------------------------------------------------------------------------
10  Acquisitions
----------------------------------------------------------------------------------------------
11  Strategic Marketing Alliances
----------------------------------------------------------------------------------------------
     These cost savings are net.


The first item is Executive Reorganization. This is the savings we expect to realize due to the reduction in compensation paid to the new CEO, the nonpayment of personal expenses for the CEO, no further transfers of funds to the Mitte Foundation, and tax savings on executive compensation. We anticipate savings of around $3.2 million a year for this item.

The second item is Acquisition Expense Improvement. We have set up each new business area as a separate business unit. Over the next six quarters, through a combination of increased sales and decreased expenses, we expect to bring acquisition expenses in line with production. This could generate an additional $3.3 million of earnings in 2004 over current levels.

The third item is Non Real Estate Investment Income. The duration of our assets at September 30, 2002, was substantially shorter than the duration of our liabilities. We have lengthened the duration of our assets to more closely track the duration of our liabilities. Due to the low overall rates on the yield curve, we will continue to keep or asset duration shorter than our liabilities. However, we expect the difference between the two to be reduced. This will allow us to realize increased investment earnings by going farther out on the yield curve. Once again, this could lead to nearly $3.8 million in additional income by 2004 over present levels.

Item Number 4 is savings we anticipate in 2004 and beyond due to restructuring we expect to complete this year. This could lead to a net increase in earnings of over $500,000 compared to present levels.

The fifth item is a cost in 2003 but substantial savings in 2004 and beyond. These are savings we expect to realize as a result of some technology improvements we've initiated. Tom Richmond will discuss later in this presentation the details of these initiatives.

The sixth item is savings on reinsurance. On a number of the purchased blocks from the 1990s, the retention was lower than our current retention of $250,000 per lot. While our review of the blocks is not complete, we expect to save over $220,000 per year on the blocks where we've already restarted the recapture process.

Item Number 7 is our current projection of what we feel the real estate income will be in 2000 and beyond as compared to 2002. In late 2002, we formed an actuarial consulting subsidiary, Actuarial Risk Consultants or ARC. The anticipated impact to earnings is shown in line 8. The operation of ARC as a subsidiary of FIC is an important element to the company's growth strategy as it allows FIC to retain consulting actuaries on its staff at a lower net cost. In addition to providing increased revenue, FIC has provided a level of actuarial expertise superior to competitors of similar size.

Item Number 9 is the savings we expect to realize in 2006 and beyond related to the New Jersey building. This is a long term least FIC is obligated to through 2005.

The last two items were more difficult to measure and thus left blank in the chart. These are the items that the new management team is most excited about and should have the greatest impact to earnings and increasing shareholder value in the coming years. We intend to actively pursue acquisitions, as Dr. Payne will discuss later in this presentation. Additionally, we intend to pursue strategic marketing alliances which Jeff Demgen will tell more about later. Both of these areas have the ability to greatly increase earnings in 2003 and beyond.

DR. PAYNE: Thank you, George. George, an important question the analysts may have here is about real estate investments. So is the real estate over valued? Will we need to write it down? Do we need to take a real estate charge-back?

MR. WISE: Life insurance companies invest for long-term results. Real estate is a long-term investment. The return on real estate for 2002 was around 4 percent. We anticipate the return over the next three to five years to be in the 4 to 6 percent range. We anticipate holding the real estate for ten plus years with a projected return in excess of seven and a half percent. Our auditors worked with the company in examining impairment as of September 30, 2002, and determined the real estate value was not impaired.

DR. PAYNE:  Okay. Thank you, George.

I'd like to just add a few words to what George has just said about our plan for real estate. FIC has seven Class A buildings of about 600,000 in assignable square feet, and these were built between 1999 and 2002. One of these is our home office. The other six are long-term investment. Three are 70 percent occupied with credit tenants at on above market leases. Three, the newest, were just completed in 2002.

In November and December of this year, the new management team did an exhaustive study to develop a plan for real estate. Several outside experts were asked to look over our buildings and give us advice on the market now and over the next ten years, and we accumulated that advice and developed a plan.

We believe that all six are good long-term investments, either as a group or individually. We plan to hold these for long-term investments, filling vacancies with credit tenants on three to six-year leases at the current market rates. We believe that the cash flow on current market leases will provide for payment of the operating and maintenance expense but it won't cover all of the depression. However, we believe that this is an active long-term investment, and George has already shared with you and discussed the financial model.

Let's now turn to the sales. Jeff Demgen, Chief Marketing Officer, what are the prospects for the sales in 2002 and in 2003?

MR. DEMGEN: I think it would be useful if I start with a brief overview of our sales program at FIC. We currently operate with two distinct distribution systems; both operate under four different sales platforms.

Under Family Life Insurance Company, we work with an exclusive agent distribution system, marketing mortgage life insurance protection through partnerships with 65 percent of the top lenders nationwide. With Investors Life, we work with an independent distribution system involving agents and general agents that represent multiple life insurance carriers. We work in three different ways under this distribution system: fixed annuities, life insurance written through other insurance companies, and we call this our affiliated sales program, and life insurance that's underwritten by Investors Life itself.

Our primarily focus in marketing at FIC is to help people meet their retirement income needs and to provide mortgage life insurance protection.

Starting with Family Life, we are coming off a 15 percent increase in sales in 2002 as compared to the previous year. Our plan in 2003 is to again grow sales in the 10 to 15 percent range while at the same time reducing our acquisition costs by 15 percent. We've already consolidated our regional vice president team at Family Life from 16 last year to 6 currently. We have rebuilt our lender program, where we are provided leads from lenders, from 3.2 million to almost 6 million today. And we are in the process of upgrading Family Life's product portfolio. These new products will offer more competitive rates and benefits, including a guaranteed return of premium option and disability protection. We believe that Family Life will continue to be the leader in captive agents sold, lender billed mortgage protection life insurance, servicing the lower income homeowner market.

With respect to Investors Life, in 2002 we saw a 21 percent increase in our annuity sales and a ten percent increase in the life insurance business we wrote through affiliated companies. Looking forward to 2003, we are planning to develop new fixed annuity products and to continue leveraging the troubled equity markets. We expect a 20 percent increase in annuity sales to about 20 million dollars.

On the life insurance side, we are in the process of developing a package of universal life and mortgage-related term insurance products, and once completed, this will give us a very competitive platform for recruiting new distribution. We expect that this will be a transition year for Investors Life regarding life insurance production with modest growth in the business we write through Investors Life to about one and a half million. We also anticipate a 15 percent increase in sales through our affiliated sales program to about three and a half million. At the same time, we do expect to reduce annuity acquisition costs up to 60 percent, which will bring us in line with pricing. We anticipate that the affiliated sales costs will remain at our target level and we should see a significant drop in costs for Investors Life.

Now as Gene and George have both indicated previously, we are looking at new initiatives in order to accelerate sales growth at FIC and we plan to target marketing alliances in order to accomplish this. Our traditional sales and marketing program is expected to continue to grow steadily, but in order to accelerate sales, we're going to look at these type of alliances, marketing organizations that already control and work with large distribution volume and offer products similar to those that we underwrite here at FIC. This type of wholesale marketing has become prevalent in our marketplace today since many insurance companies stopped building and managing they're own distribution systems.

DR. PAYNE: Okay. Jeff, thanks for that update on sales and marketing. But before we get away from you, let's give you another toughy. When we analyzed where we are a few months ago, we quickly determined that sales expenses have been too high. What's being done to lower sales expenses?

MR. DEMGEN: Well, it is true that for many years our overall cost has exceed pricing levels by a significant margin. Under today's FIC management team, it has been made clear that this will no longer be acceptable. Steps have already been taken to cut home office expenses associated with sales and to redesign our field management sales contracts.

For 2003, we will be and already are operating with a reduction of six full-time
positions for an annualized  savings of over  $350,000.   This will enable us to
immediately operate at pricing for our annuity business.

We have also reduced our fixed costs associated with our regional vice president program, we call these RVPs, while increasing the requirements the production requirements to maintain those contracts. As an example, a new regional vice president hired in 2003 and performing at the minimum level of $300,000 in sales will cost FIC 40 percent less than it has in the past.

A plan is in place to steadily  drive down life insurance  acquisition  costs to
pricing  by the end of  2004.   We're  excited  about  the  results.   So far in
January, our expenses were 25 percent below the previous month.

DR. PAYNE:  Okay.  Thank you, Jeff.

Now let's Tom, if I could turn to you and let's talk about technology. We know that in our analysis we found that FIC has a sound computerized administrative system with many opportunities for cost savings. Have these been ignored, Tom? And, Tom, tell us what are the technology improvements that we're looking to implement?

MR. RICHMOND: No, they haven't been ignored. I'm really excited about what we have planned for the coming year. We had three major technology projects scheduled for 2003 and I am really pleased to be able to discuss these today.

When it came time to review our technology capabilities going forward, our management team recognized the opportunity to be able to reduce expenses, improve our administrative and operational efficiencies, and introduce technology to our agents in the field to enable them to become for productive.

We had already invested in a large leading-edge policy administration system a few years back. However, we have not yet fully implemented the full functionality of it nor have we realized the full benefits of it yet. So we identified three major technology projects which we wanted to implement by the end of 2003. All of these are designed to utilize the full capabilities and functionality of our flagship system. Each will enhance or automate our service capabilities and they will also improve the quality and efficiency of our services to all our policyholders and our agents in the field.

Our first major project deals with the automation of many of the functions in our new business and underwriting department. The project will actually involve six initiatives or six parts. All are designed to eliminate the labor intensive manual procedures from our underwriting new business processing environment. This project in itself will provide significant improvements and efficiencies for this department. When completed, this project is going to provide a document imaging capability and automated workflow process. In addition, it will automate our policy assembly process, automate our sales illustrations, automate our underwriting requirements, automate our underwriting and new business form letters. And finally, for the 6th initiative, it's going to provide an electronic application process for our agents in the field to be able to submit their policy applications directly back to the home office computer system, and they will do this using an electronic tablet PC.

Our second major project will be the implementation of an interactive voice response system. This project will allow our policyholders and our agents to gain access to and obtain information about their policies directly from our home office computer system, and they will be able to do this using voice, fax, callback, or e-mail. And one of the great things about this project is it's going to be available on a 24-hour a day, seven day a week basis.

And finally, our third project will be the consolidation and migration of our new business systems to one system. We currently utilize two systems for new business processing right now. Once these projects are completed, we believe our operating units will have the ability to handle an increased workload from an acquisition of up to 100,000 policies as well as handle a 30 percent increase in new sales growth with little or no increase in our current staffing levels.

Now, the total costs for these technology improvements will be approximately $983,000 over five years, but $657,000 of those costs will incur in year one. However and most importantly, our net savings from these projects over a five year period will be approximately $1.8 million before taxes, or a net savings of $1.2 million after taxes.

In addition to these projects, there are an additional 32 technology initiatives which we're currently evaluating to determine the potential to reduce expenses and improve services even further in the next few years.

And as a closing note, I would just like to reiterate something that was mentioned earlier by Dr. Payne, and that is these three major projects and all 32 initiatives were developed and brought forward by our operating departments as a result of their efforts in looking at ways to reduce expenses and improve their operations.

DR. PAYNE:  Okay.  Thank, you Tom.  That's a fine report there.

And I'd like to now, if I could, just turn to another subject for a few minutes. We talked about this briefly before, and I want to make sure I make some points on this, and that has to do with acquisitions.

FIC has an  impressive  record  of  profitable  acquisitions.   In fact,  FIC is
batting  one  thousand  on the  seven  acquisitions  that it made  since the mid
1980's. I'd like to answer a few questions about acquisitions. The first is, are we in a position to do them and are we currently look at anything?

As I mentioned before, the root of the FIC business strategy has been to grow by acquisitions and sales. In the late eighties and the early nineties, we acquired quality business at a good price by aggressively pursuing acquisitions. In 1985, we acquired Intercontinental Life of New Jersey, in 1987 Standard Life of Mississippi, in 1989 Investors Life and INA Life from Cigna, and in 1991 Family Life was acquired from Merrill Lynch.

These last two were especially important for the growth and profitability of FIC. In fact, they were instrumental in FIC being recognized in 1994 by Worth Magazine as being among its top growth companies in the United States in terms of growth of equity and return on equity. And then a year later in 1995, Fortune Magazine identified FIC as being number 21 of its top 100 growth companies.

Well, from the mid 1990s to now, to I guess the late 1990s, we really didn't we had three small acquisitions, no significant acquisitions. Why was that? Some of it had to do with management philosophy, but it was also because it was a sellers' market. The big question for us however, is where are we today? As we discussed earlier, we are again in a buyers' market like the 1980's and the team that did the big Cigna and the Merrill Lynch deals are in place and available here at FIC. We have the resources, we have the people skills, we have the technology we have the capacity, we have the financial resources, and we have a reenergized management team under new leadership with a commitment to acquire quality business at a good price. We believe acquisitions will provide us the potential for increased earnings and improved efficiencies by spreading fixed costs. We were continuously looking for potential acquisitions, and our goal is to make an acquisition this year and another next year.

George, could you kind of cap this off what we just said about acquisitions? Could you please give us a feeling for the impact of previous acquisitions and why acquisitions are so important to our business plan?

MR. WISE: While much can be done to enhance and optimize the performance of the existing block of business, the best way to greatly enhance shareholder value is by acquiring additional business. This can be done one of two ways: By writing new business or by acquiring existing blocks of business. The new management team's intent to pursue both avenues.

Acquisitions are typically priced to yield a 10 to 15 percent return on equity. Through the use of debt and reinsurance leverage, returns can be substantially higher. New management's philosophy will be to use excess surplus, reinsurance, and small amounts of debt to finance acquisitions. Additionally, economies of scale will be realized by adding additional policies to the current block of business leading to even higher returns.

During the mid to late 1980's, FIC completed a number of large acquisitions relative to its size. This led to ROE's in excess of 35 percent in each of the first fours years of the 1990s. During the mid 1990s, from 1994 to 1997, smaller acquisitions kept the ROE in the 17 to 20 percent range. Since 1998, ROE's have been in the single digits. The phenomenal returns of the late 1990s were partially the result of a high debt level. The new management team is not comfortable with that degree of financial leverage. While mmanagement is comfortable with acquiring a small amount of debt to fund acquisitions, the plan is to rely more heavily on reinsurance partners in future acquisitions.

DR. PAYNE: Thank you, George. An important focus today for all public companies is corporate governance. Recent events, both internal and external to our company, have caused FIC to implement numerous actions on corporate governance and it is notable that these actions are aimed to move more to an independent board.

Late last year the independent directors met with outside consultants and reviewed the committee structure and the membership and the communications with shareholders. Also, they met with a law firm specializing in Sarbanes-Oxley for an in-depth review of these are new responsibilities.

And in December the board met, and at our meeting in December two employee directors resigned and one new independent director was appointed, so that we currently have 11 directors, and of those 11 directors, only four of management directors. All of the committees are dominated by independent directors except for the executive committee, to which for the first time has been added an independent director, our lead director.

The audit committee has all independent directors and is headed by a CPA. The committee, the audit committee, meets regularly on a quarterly base and more frequently on specific issues. For the first time, we have set as a high priority the earlier preparation of quarterly reports. The audit committee is in charge of the external audit and hires and fires the external auditor. And finally, the internal auditor reports directly to the audit committee. Administratively, the internal auditor is under the general counsel. However, all the decisions for hiring, firing, termination, evaluation of the internal auditor must be approved by the audit committee.

Well,  this  concludes  our  prepared  comments,  and so we  would  like to take
questions  from our analysts on our calls.   Before we do that, I want to remind
you to speak clearly, that this session is being recorded and transcribed.

So, George, would you please instruct our callers on the procedure?

THE OPERATOR: Ladies and gentlemen, this is your question and answer session. If you have a question or comment, please key Star 1 or your touch tone phone. If you wish to withdraw your question, please key Star 2. Questions will be taken in the order received. Also during this questioning, you will have an opportunity to ask a follow-up question or comment. Again, Star 1 if you have a question or comment.

Once again, ladies and gentlemen, if you do have any questions or comment, please key Star 1 on your touch tone phone.

DR. PAYNE: We must have done an excellent job, so I want to make sure we don't have any questions, but I want to make sure that I reiterate what we plan to do, that our corporate relations officer will be contacting the major institutional investors and will be planning in the next few weeks individual sessions that we will visit with those folks.

So I guess that it's time to kind of wrap this up, and on behalf of the new management team here at FIC, I want to thank you for participating in our first web cast. We hope that you find it informative and we plan to continue using this tool to keep the lines of communication open. And as always, please feel free to follow our progress on www.ficgroup.com. We look forward to talking to you again soon.

Thank you, ladies and gentlemen.

THE OPERATOR: Ladies and gentlemen, this concludes our conference call. Thank you for participation. You may disconnect now.